Exhibit 99.2

Cimarex Releases 2018 Capital Investment Plans; Gives Production and Expense Guidance

DENVER, Feb. 14, 2018 /PRNewswire/ --

  Exploration and development capital investment estimated at $1.6- 1.7 billion
    Capital within available cash at current commodity prices
    Includes drilling and completion capital of $1.3-1.4 billion
  Expects year-over-year production growth of 11-16%
    Led by oil growth of 21-26%

Cimarex Energy Co. (NYSE: XEC) today announced projected 2018 exploration and development capital of $1.6 – 1.7 billion, a 29 percent increase from 2017 levels at the midpoint. An additional $80-90 million is earmarked for midstream and other infrastructure.

For 2018, total company production is projected to average 211-221 thousand barrels of oil equivalent (MBOE) per day, an increase of 14 percent at the midpoint from 2017 production levels with oil production expected to lead year-over-year growth and be up 21-26 percent. Fourth quarter 2018 oil production is projected to increase 29-34 percent over fourth quarter 2017 levels.

First quarter 2018 output is expected to average 198-207 MBOE per day. Oil production in the first quarter is expected to increase approximately three percent from fourth quarter 2017 levels, with natural gas and NGL expected to be flat.

Tom Jorden, Cimarex Chairman and CEO, said, "We generated strong full-cycle returns for shareholders in 2017. The capital program we are releasing today for 2018 is expected to continue that trend. It will be funded through cash available including operating cash flow and some portion of cash on the balance sheet. We have stress tested this program and we will be able to execute our plans well within our available cash. Our enviable asset base and the talented organization we have assembled at Cimarex make that possible." Mr. Jorden went on to say, "We generated significant capital efficiencies through the down cycle. The challenge now is to maintain them. Some of those efficiencies have proven to be lasting, some will require hard work to maintain and those tied to commodity prices may go away. As is always the case in our industry, success will be the result of thorough evaluation, careful planning and solid execution—a challenge our organization is prepared to undertake."

Cimarex intends to invest $1.3-1.4 billion on the drilling and completion of 127 net wells during 2018. Nearly 70 percent of the capital will be invested in the Permian region with the remainder in the Mid-Continent. Permian activities will continue to focus on our long lateral Wolfcamp programs in Culberson and Reeves counties in Texas, and in Lea County, New Mexico, as well. Avalon and Bone Spring activities round out the remainder of our investments in the region. In the Mid-Continent, Cimarex's 2018 investments are focused on the drilling and completion of Woodford wells in the Lone Rock area and in further delineation and initial development of the Meramec play. We will continue to test new concepts across our acreage in both of our operating regions.

Below are the 2018 expected net completions by region:

	1Q18	2Q18	3Q18	4Q18	Total
Net Completions
Permian Basin	8	23	30	23	84
Mid-Continent	5	9	21	8	43
Total	13	32	51	31	127

At year-end 2018 Cimarex estimates that 81 gross (47 net) wells will be drilling or waiting on completion. This includes 36 gross (12 net) in Mid-Continent region and 45 gross (35 net) in the Permian Basin.

Expenses for 2018 are expected to fall within the following ranges:

($/BOE)
Production expense	$3.75 - $4.35
Transportation and other operating expense	3.20 - 3.80
DD&A and ARO accretion	7.50 - 8.10
General and administrative expense	1.20 - 1.50
Taxes other than income (% of oil and gas revenue)	5.0% - 5.5%

About Cimarex Energy
Denver-based Cimarex Energy Co. is an independent oil and gas exploration and production company with principal operations in the Mid-Continent and Permian Basin areas of the U.S.

This communication contains statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 including statements regarding 2018 planned capital expenditures and estimated production. These statements are based on current expectations and beliefs and are subject to a number of risks, uncertainties and assumptions that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties are more fully described in SEC reports filed by Cimarex. While Cimarex makes these forward-looking statements in good faith, management cannot guarantee that anticipated future results will be achieved. Cimarex assumes no obligation and expressly disclaims any duty to update the information contained herein except as required by law. Actual results may differ materially from Cimarex projections and can be affected by a variety of factors outside the company's control including the risks and uncertainties described in the company's SEC reports.

CONTACT: Cimarex Energy Co., Karen Acierno, 303.285.4957, www.cimarex.com